Exhibit 10.2

April [ ], 2023

To:	Guess?, Inc.
[Address]
Attn: [ ]
Telephone: [ ]

From:	[Dealer Contact]

Re:	Issuer Warrant Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”) and Guess?, Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.    This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Issuer had executed an agreement in such form but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer and to Dealer (a) with a “Threshold Amount” of USD 35 million applicable to Issuer and 3% of the [Dealer’s][Dealer’s ultimate parent’s] shareholders equity applicable to Dealer, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), (c) the following language shall be added to the end such section: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay” and (d) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.

2.    The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April [ ], 2023

Effective Date:	April [ ][1], 2023, or such other date as agreed between the parties, subject to Section 8(n) below

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The common stock of Issuer, par value USD 0.01 per share (Ticker Symbol: “GES”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:

As provided in Annex A to this Confirmation. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD [        ], except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Issuer’s capitalization.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, Dealer may elect in its reasonable discretion that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this

[1]	NTD: To be the closing date.

Confirmation or the Definitions, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” means December 16, 2028. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may reasonably determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make reasonable adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the second preceding sentence as the Expiration Date for the remaining Warrants for such Component, and (ii) the VWAP Price for such Disrupted Day shall be reasonably determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that Dealer, in its reasonable discretion, based upon advice of counsel, determines makes it appropriate with regard to any U.S. federal or state legal, regulatory or self-regulatory requirements or related policies and procedures applicable to warrant transactions or similar transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), including, without limitation, Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for Dealer to refrain from or decrease any market activity in which it would otherwise engage in order to establish or maintain a commercially reasonable Hedge Position in connection with the Transaction. Dealer shall notify Issuer as soon as reasonably practicable (but in no event later than two Scheduled Trading Days after such Regulatory Disruption) that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Automatic Exercise:

Applicable; and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Issuer.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method Election:

Applicable; provided that (i) Issuer may elect Cash Settlement only if, on or prior to the Settlement Method Election Date, Issuer delivers written notice to Dealer stating that Issuer has elected that Cash Settlement apply to every Component of the Transaction; (ii) on such notice delivery date, Issuer represents and warrants to Dealer in writing that, as of such notice delivery date, (A) none of Issuer and its officers or directors, or any person that “controls” (within the meaning of the definition of an “affiliate” under Rule 144 under the Securities Act) any of the foregoing, is aware of any material nonpublic information regarding Issuer or the Shares, (B) Issuer is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, (C) the Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) it would be able to purchase the Number of Shares, in compliance with the laws of Issuer’s jurisdiction or organization, (E) Issuer has the requisite corporate power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary corporate action to authorize such election, execution, delivery and performance, (F) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, and (G) any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Issuer delivers notice of its Cash Settlement election and ending at the close of business on the final day of the Settlement Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Issuer shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately; and (iii) such Settlement Method Election shall apply to every Component. At any time prior to making a Settlement Method Election Issuer may, without the consent of Dealer, amend this Confirmation by notice to Dealer to eliminate Issuer’s right to elect Cash Settlement.

Electing Party:	Issuer

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

VWAP Price:

For any Valuation Date, the dollar volume weighted average price per Share for such Valuation Date based on transactions executed during such Valuation Date, as reported on Bloomberg Page “GES <Equity> AQR” (or any successor thereto) or, in the event such price is not so reported on such Valuation Date for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Net Share Settlement:

Net Share Settlement:

On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date.

Number of Shares to be Delivered:

In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess, if any, of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or if there is no such excess, zero) divided by (B) such VWAP Price.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than noon (local time in New York City) on the relevant Settlement Date.

Settlement Date:	The Settlement Date, determined as if Physical Settlement applied.

Other Applicable Provisions:

If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Cash Settlement:

Option Cash Settlement Amount:

For any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or, if there is no such excess, zero).

Adjustments:

In respect of any Component:

Method of Adjustment:

Calculation Agent Adjustment; provided that the parties hereto agree that any Share repurchases by Issuer, that are not Tender Offers including those pursuant to Rule 10b-18 of the Exchange Act, Rule 10b5-1 of the Exchange Act or pursuant to forward contracts or accelerated stock repurchase contracts or similar derivatives transactions (all such repurchases, “Repurchase Transactions” and all such repurchased Shares, the “Repurchased Shares”) on customary terms, at prevailing market prices, volume-average weighted prices or discounts thereto shall not be considered Potential Adjustment Events; provided, further, that the preceding proviso shall not apply to the extent that the aggregate Repurchased Shares during the term of the Transaction would exceed 20% of the number of Shares outstanding as of the Trade Date, as determined in good faith and in a commercially reasonable manner by Calculation Agent; provided, further, that the Initially Contemplated Repurchases shall not be counted for purposes of the immediately preceding proviso. “Initially Contemplated Repurchases” means up to $[ ⚫ ] million aggregate amount of share repurchases executed from and after the Trade Date, to the extent that they are executed pursuant to Repurchase Transactions or other repurchase plans initially entered into within six months of the Trade Date.

Extraordinary Dividend:

Any Dividend (i) that has an ex-dividend date occurring on or after the Trade Date and on or prior to the date on which Issuer satisfies all of its delivery obligations hereunder and (ii) the amount or value of which differs from the Ordinary Dividend Amount for such Dividend, as determined by the Calculation Agent. If no ex-dividend date for a Dividend on the Shares occurs in any regular quarterly dividend period of Issuer that falls, in whole or in part, after the Trade Date and on or prior to the Expiration Date, then an Extraordinary Dividend of USD 0.00 shall be deemed to have been paid during such period.

Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).

Ordinary Dividend Amount:

For the first Dividend on the Shares for which the ex-dividend date occurs during any regular quarterly dividend period of Issuer, USD 0.225, and for any other Dividend on the Shares for which the ex-dividend date occurs during the same regular quarterly dividend period, USD 0.00.

Extraordinary Events:

Merger Event:

Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 8(l) of this Confirmation, Dealer may elect whether the provisions of Section 12.2 of the Equity Definitions or Section 8(l) of this Confirmation will apply.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:

Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and an Additional Termination Event under Section 8(l) of this Confirmation, Dealer may elect whether the provisions of Section 12.3 of the Equity Definitions or Section 8(l) of this Confirmation will apply; and provided further that for purposes of Section 12.3(d) of the Equity Definitions, references in the definition of Tender Offer under the Equity Definitions to 10% shall be replaced with 20%.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions in a commercially reasonable manner, and to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable U.S. federal or state legal, regulatory or self-regulatory requirements, and with related policies and procedures applicable to Dealer applicable to warrant transactions or similar transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), and if such conditions are not met or if the Calculation Agent reasonably determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:

(i) The public announcement by Issuer, any of its subsidiaries or a Valid Third Party Entity (as defined below) of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any acquisition or disposal by Issuer or any of its subsidiaries where the aggregate consideration payable or receivable exceeds 35% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or a Transformative Transaction, (ii) the public announcement by Issuer or any of its subsidiaries of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Transformative Transaction or (iii) any subsequent public announcement by Issuer, any of its subsidiaries or a Valid Third Party Entity of a withdrawal, discontinuation, termination or other change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence, as determined, in each case, by the Calculation Agent. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded. A “Valid Third Party Entity” means any entity or an affiliate or an agent of any entity that would reasonably be expected to become a party to any event listed in clauses (i)(x) through (i)(z) above if such event were consummated, as determined by the Calculation Agent.

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) the phrase “and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia” shall be inserted immediately prior to the period.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical after the word “regulation” in the second line thereof with “(including, for the avoidance of doubt and without limitation, any tax law or the adoption or promulgation of new regulations authorized or mandated by existing statute)”; (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”; (iii) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof; (iv) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:

Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. For purposes of the immediately preceding sentence, solely a de minimis increase in the cost of acquiring, establishing, re-establishing, substituting, maintaining, unwinding or disposing of any transaction(s) or asset(s) that the Hedging Party deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction shall not give rise to a Hedging Disruption.”; and

“(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.”

(e) Increased Cost of Hedging:	Not Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As provided in Annex A to this Confirmation.

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As provided in Annex A to this Confirmation.

Hedging Party:

Dealer for all applicable Potential Adjustment Events and Extraordinary Events; provided that, when making any election, determination or calculation, the Hedging Party shall be bound by the same obligations applicable to the Calculation Agent as set forth in Section 1.40 of the Equity Definitions as if the Hedging Party were the Calculation Agent.

Determining Party:

Dealer for all applicable Extraordinary Events; provided that, when making any election, determination or calculation, the Determining Party shall be bound by the same obligations applicable to the Calculation Agent as set forth in Section 1.40 of the Equity Definitions as if the Determining Party were the Calculation Agent. Following any determination or calculation by the Determining Party hereunder, upon a written request by Issuer, the Determining Party will promptly provide to Issuer a written explanation (including, if applicable, a report in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail the basis for the relevant calculation, adjustment or determination (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Determining Party’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days after the receipt of any such request.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer; provided that (i) if an Event of Default as a result of Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, then the Issuer shall have the right to designate a Calculation Agent that is a leading recognized dealer in equity derivatives (as determined in good faith by the Issuer) for so long as such Event of Default is continuing; provided, further, that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation, adjustment or determination by the Calculation Agent hereunder, upon a written request by Issuer, the Calculation Agent will promptly provide to Issuer a written explanation (including, if applicable, a report in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail the basis for the relevant calculation, adjustment or determination (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days after the receipt of any such request.

4. Account Details:

Dealer Payment Instructions:	[ ]

Issuer Payment Instructions:	[ ]

5.	Offices:

The Office of Dealer for the Transaction is: [    ]

The Office of Issuer for the Transaction is: Not applicable

6.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Issuer:

To: [ ]
Attn: [ ]
Telephone: [ ]
Facsimile: [ ]
Email: [ ]

(b) Address for notices or communications to Dealer:

To: [ ]
Attn: [ ]
Telephone: [ ]
Facsimile: [ ]
Email: [ ]

7.	Representations, Warranties and Agreements:

(a)    In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) On the Trade Date, (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(viii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 4 of the Exchange and Subscription Agreements dated as of April [ ], 2023, between the Issuer and the New Notes Investors (as defined therein) party thereto (the “Exchange and Subscription Agreements”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.

(x) On the Trade Date and during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) unless (x) such Shares or securities are excepted from section 101(a) of Regulation M by sections 101(c)(1) or 101(c)(3) of Regulation M and section 102(a) of Regulation M by sections 102(d)(1) or 102(d)(3) of Regulation M or (y) such Shares or securities are of the kind that may be excepted from the prohibitions of sections 101(a) and 102(a) of Regulation M by sections 101(b)(10) and 102(b)(7) of Regulation M and (B) Issuer shall not engage in any “distribution” (as such term is defined in Regulation M) other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period, as applicable.

(xi) On each day during the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except with the consent of Dealer, not to be unreasonably withheld, and except for purchases from its employees that are not “Rule 10b-18 purchases” as defined in Rule 10b-18(a)(13) under the Exchange Act.

(xii) On the Trade Date and at all times until termination or earlier expiration of the Transaction, (A) a number of Shares equal to the Capped Number have been reserved for issuance by all required corporate action of Issuer, (B) the Shares issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable and (C) the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(xiii) Issuer acknowledges that the board of directors of Issuer has granted the approval necessary to cause the restrictions set forth in Section 203 of the Delaware General Corporation Law (the “Business Combinations Statute”) to be inapplicable to the Transaction, including, without limitation, transactions in, or linked to, Issuer’s securities to be effected by Dealer or its affiliate in connection with hedging the Transaction, and as a result neither Dealer nor any of its affiliates or associates shall be subject to the restrictions in the Business Combinations Statute as an “interested stockholder” of Issuer by virtue of (i) its entry into the Transaction or (ii) any act that Dealer may take in furtherance of the Transaction (including without limitation the hedging transactions to be effected by Dealer or its affiliates in connection with the Transaction, whether in Shares or transactions that references the Shares).

(b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Issuer agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) Issuer shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, Section 7(a)(v) and Section 7(a)(xii) of this Confirmation (replacing, solely for these purposes, the words “On the Trade Date and at all times until termination or earlier expiration of the Transaction” with the words “On the Effective Date”) and such other matters as Dealer may reasonably request.

8.	Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Dealer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Issuer shall satisfy such Payment Obligation by Share Termination Alternative (as defined below); provided that Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation in cash (“Cash Termination”) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Cash Termination”); provided, further, that if Issuer elects to satisfy its Payment Obligation by Cash Termination, Dealer shall have the right, in its sole discretion, to elect to require Issuer to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Issuer’s election to the contrary; and provided further that, in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, Issuer shall be automatically deemed to elect Cash Termination (but, notwithstanding the foregoing, Dealer shall have the right under such circumstances, in its sole discretion, to elect that the Share Termination Alternative shall apply in lieu of Cash Termination); and provided further that Issuer shall not have the right to elect Cash Termination in the event (i) of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Issuer’s control or (ii) that Issuer fails to remake the representation set forth in Section 7(a)(i) of this Confirmation as of the date of such election. If the Share Termination Alternative is applicable, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

If applicable, means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (such delivery to occur as soon as reasonably practicable under the circumstances) (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation. For the avoidance of doubt, a delay in delivery of the Share Termination Delivery Property shall not result in a change in the composition of such Share Termination Delivery Property.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its reasonable discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization Merger Event or Tender Offer, as applicable. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(b) Registration/Private Placement Procedures. (i) If, in the reasonable judgment of Dealer, based on the advice of counsel, for any reason, any Shares or any securities of Issuer or its affiliates comprising any Share Termination Delivery Units deliverable to Dealer hereunder (any such Shares or securities, “Delivered Securities”) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then the provisions set forth in this Section 8(b) shall apply.

At the election of Issuer by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Delivered Securities delivered by Issuer to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Delivered Securities so that the value of such Delivered Securities, as reasonably determined by the Calculation Agent to reflect a commercially reasonable liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the delivery by Issuer to Dealer (or any affiliate designated by Dealer) of the Delivered Securities or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Delivered Securities by Dealer (or any such affiliate of Dealer). (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(i) If Issuer makes the election described in clause (b)(i)(A) above (and clause (b)(iii) below does not apply):

(a) Dealer (or an Affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business and that yields results that are satisfactory to Dealer or such Affiliate, as the case may be, in its reasonable discretion subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer; and

(b) Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Securities by Dealer or such Affiliate substantially similar to underwriting agreements customary for underwritten follow- on offerings of equity securities of companies of comparable size, maturity and lines of business, in form and substance commercially reasonably satisfactory to Dealer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements of companies of comparable size, maturity and lines of business relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of counsel for Dealer, and in connection with an underwritten offering of Delivered Securities shall use its commercially reasonable efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate in customary form and substance of companies of comparable size, maturity and lines of business with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(B) If Issuer makes the election described in clause (b)(i)(B) above or if Issuer makes the election described in clause (b)(i)(A) but fails to comply with (ii) above or if applicable legal, regulatory or self-regulatory requirements, or related policies and procedures applicable to Dealer similarly applicable to warrant transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) would preclude or impose liability for the public resale of the Delivered Securities pursuant to the Prospectus:

Dealer (or an Affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Delivered Securities from Dealer or such Affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities of companies of comparable size, maturity and lines of business (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer);

Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by Issuer to Dealer or such Affiliate and the private resale of such Delivered Securities by Dealer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer (which such expenses, at the election of the Issuer, may be paid in Shares by including the amount of such expenses as an additional component of Required Proceeds), shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use commercially reasonable efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Delivered Securities as are customarily requested in comfort letters covering private placements of equity securities of companies of comparable size, maturity and lines of business;

Issuer agrees that under applicable law as it currently exists any Delivered Securities so delivered to Dealer, (i) may be transferred by and among Dealer and its Affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Delivered Securities, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Delivered Securities upon delivery by Dealer (or such Affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer); and

Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(ii) Dealer or its affiliate may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”). If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be, (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(b)(iii). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(d).

(c) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares in connection with this Transaction if, immediately upon giving effect to such receipt of such Shares, (i) Dealer’s Beneficial Ownership would be equal to or greater than 8.5% of the outstanding Shares, (ii) Dealer, or any “affiliate” or “associate” of Dealer, would be an “interested stockholder” of Issuer, as all such terms are defined in Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer

Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or any contract or agreement to which Issuer is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i), (ii) and (iii) above, an “Ownership Limitation”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Dealer’s right to receive such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Issuer that such delivery would not result in any of such Ownership Limitations being breached. “Dealer’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Dealer, together with any of its affiliates or other person subject to aggregation with Dealer under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number). Notwithstanding anything in the Agreement or this Confirmation to the contrary, Dealer (or the affiliate designated by Dealer pursuant to Section 8(k) below) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(c), until such time as such Shares are delivered pursuant to this Section 8(c).

(d) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of the Capped Number of Shares (as provided in Annex A to this Confirmation), subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Definitions; provided that no such adjustment shall cause the Capped Number to exceed the Available Shares, other than an adjustment resulting from actions of Issuer or events within Issuer’s control (the “Capped Number”). Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(d) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(e) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments in a commercially reasonable manner to the Number of Shares to be Delivered with respect to one or more Components), if Dealer determines, in its good faith, reasonable discretion, that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other market in which Dealer, in the exercise of its commercially reasonable discretion, deems it advisable to hedge its exposure to the Transaction in a commercially reasonable manner or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer applicable to warrant transactions or similar transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); provided that any such extension pursuant to clause (i) shall not exceed 100 Exchange Business Days.

(f) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(g) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “material”; and adding the phrase “or Warrants” at the end of the sentence.

(ii) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by (x) deleting the words “diluting or concentrative” and replacing them with the word “material” and (y) the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(iv), or Section 11.2(e)(vii) (other than, in the case of Section 11.2(e)(vii), any corporate event involving the Issuer), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”;

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and adding the phrase “or Warrants” at the end of the sentence;

(iv) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection

(A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection

(B) ; and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(v) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(h) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time to any person or entity which is a recognized dealer in the market for corporate equity derivatives without the consent of Issuer; provided that (x) the transferee shall be a “United States person” as determined for U.S. federal income tax purposes or be eligible to provide a valid U.S. Internal revenue Service Form W-8ECI with respect to payments and deliveries hereunder, and (y) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Issuer to permit Issuer to determine that such transfer or assignment complies with clause (x) of this sentence. At any time at which any Ownership Limitation or a Hedging Disruption exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party which is a recognized dealer in the market for corporate equity derivatives after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Ownership Limitation or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Ownership Limitation or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Issuer shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. For the avoidance of doubt, the right of the Issuer to transfer or assign its rights shall be as set forth in the Agreement and does not alter or limit any provision set forth under Extraordinary Events hereunder.

(i) Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Determining Party or Hedging Party is called upon to make an adjustment, determination or election (for the avoidance of doubt, including, but not limited to, any determinations with respect to any amounts) pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent, Determining Party or Hedging Party, as the case may be, shall make such adjustment, determination or election in a commercially reasonable manner by taking into account the effect of such event on the Hedging Party’s Hedge Position, assuming that the Hedging Party maintains a commercially reasonable Hedge Position.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance by any of its affiliates in accordance with the provisions of the immediately preceding sentence.

(l) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) Dealer reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related commercially reasonable hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer similarly applicable to warrant transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer);

(ii) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Issuer or its wholly owned subsidiaries, or any of Issuer’s or its subsidiaries’ employee benefit plans, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (determined in accordance with Rule 13d-3 under the Exchange Act) of shares of Issuer’s common equity representing more than 50% of the voting power of all of Issuer’s then-outstanding common equity; and

(iii) the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of Issuer and its subsidiaries, taken as a whole, to any person other than one or more of Issuer’s wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of Issuer’s common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property.

Notwithstanding the foregoing, a transaction or event described in clause (ii) or (iii) above will not constitute an Additional Termination Event if at least 90% of the consideration received or to be received by holders of the Issuer’s common stock (excluding cash payments for fractional shares or pursuant to dissenters rights), ) in connection with such transaction or event consists of shares of common stock listed (or depositary receipts evidencing interests in common shares or ordinary shares, which depositary receipts are listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so listed when issued or exchanged in connection with such transaction or event, and as a result of such event or transaction the Shares will consist of such consideration.

(iv) A default by the Issuer or any of its “significant subsidiaries” (defined as any subsidiary of Issuer that constitutes, or, together with the subsidiaries of such subsidiary, in the aggregate, would constitute, a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of Issuer) with respect to any one or more mortgages, indentures or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $35,000,000 (or its foreign currency equivalent) in the aggregate of Issuer or any of its subsidiaries.

(m) No Netting and Set-off. Each party waives any and all rights it may have to set–off, delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction.

(n) Early Unwind. In the event the sale by Counterparty of the New Notes (as defined in the Exchange and Subscription Agreements) is not consummated with the New Notes Investors (as defined in the Exchange and Subscription Agreements) pursuant to the Exchange and Subscription Agreements for any reason by the close of business in New York on April 17, 2023, or such later date as agreed upon by the parties (April 17, 2023 or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Issuer thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Issuer represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p) Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Issuer to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by the US GAAP as in effect on the relevant Trade Date (including, without limitation, where Issuer so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Property in respect of such settlement).

(q) Payments by Dealer upon Early Termination. The parties hereby agree that, notwithstanding anything to the contrary herein, in the Definitions or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement)) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Dealer would owe to Issuer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.

(r) Tax Matters

(i) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii) To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(iii) Tax documentation. For the purpose of Section 4(a)(i) of the Agreement, Issuer shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Issuer has become obsolete or incorrect. Additionally, Issuer shall, promptly upon request by Dealer, provide such other tax forms and documents requested by Dealer.

(iv) Tax Representations. For the purpose of Section 3(f) of the Agreement, Issuer is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Issuer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

(s) Waiver of Trial by Jury. EACH OF ISSUER AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(t) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(u)	[U.S. Stay Regulations.

(i) Recognition of the U.S. Special Resolution Regimes

(A) In the event that Dealer becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”), the transfer from Dealer of this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation were governed by the laws of the United States or a state of the United States.

(B) In the event that Dealer or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Confirmation that may be exercised against Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Confirmation were governed by the laws of the United States or a state of the United States.

(ii) Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry Into Insolvency Proceedings.

Notwithstanding anything to the contrary in this Confirmation, the Parties expressly acknowledge and agree that:

(A) Counterparty shall not be permitted to exercise any Default Right with respect to this Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of Dealer becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

(B) Nothing in this Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of Dealer becoming subject to an Insolvency Proceeding, unless the transfer would result in the Counterparty being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Counterparty.

(iii) U.S. Protocol

If Counterparty has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this Section 8(s). For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party, and this Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this paragraph shall have the meanings given to them in the ISDA U.S. Protocol.

(iv) Pre-existing In-Scope Agreements

Dealer and Counterparty agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between Dealer and Counterparty that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this Section 8(s), with references to “this Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.

For purposes of this Section 8(s):

“Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Dealer under or with respect to this Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.]2

(v) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Issuer and Dealer.

(w) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(x) [Dealer Boilerplate. Insert additional Dealer boilerplate, if applicable.]

[Signature Page Follows]

[2]	Insert preferred form of US QFC Stay Rule language for each Dealer.

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

[Dealer]

By:
Name:
Title:

[Signature Page to Warrant Confirmation]

Agreed and Accepted By:

GUESS?, INC.

By:
Name:
Title:

[Signature Page to Warrant Confirmation]

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	[ ]	July 17, 2028
2.	[ ]	July 18, 2028
3.	[ ]	July 19, 2028
4.	[ ]	July 20, 2028
5.	[ ]	July 21, 2028
6.	[ ]	July 24, 2028
7.	[ ]	July 25, 2028
8.	[ ]	July 26, 2028
9.	[ ]	July 27, 2028
10.	[ ]	July 28, 2028
11.	[ ]	July 31, 2028
12.	[ ]	August 1, 2028
13.	[ ]	August 2, 2028
14.	[ ]	August 3, 2028
15.	[ ]	August 4, 2028
16.	[ ]	August 7, 2028
17.	[ ]	August 8, 2028
18.	[ ]	August 9, 2028
19.	[ ]	August 10, 2028
20.	[ ]	August 11, 2028
21.	[ ]	August 14, 2028
22.	[ ]	August 15, 2028
23.	[ ]	August 16, 2028
24.	[ ]	August 17, 2028
25.	[ ]	August 18, 2028
26.	[ ]	August 21, 2028
27.	[ ]	August 22, 2028
28.	[ ]	August 23, 2028
29.	[ ]	August 24, 2028
30.	[ ]	August 25, 2028
31.	[ ]	August 28, 2028
32.	[ ]	August 29, 2028
33.	[ ]	August 30, 2028
34.	[ ]	August 31, 2028
35.	[ ]	September 1, 2028
36.	[ ]	September 5, 2028
37.	[ ]	September 6, 2028
38.	[ ]	September 7, 2028
39.	[ ]	September 8, 2028
40.	[ ]	September 11, 2028
41.	[ ]	September 12, 2028
42.	[ ]	September 13, 2028
43.	[ ]	September 14, 2028
44.	[ ]	September 15, 2028
45.	[ ]	September 18, 2028
46.	[ ]	September 19, 2028
47.	[ ]	September 20, 2028
48.	[ ]	September 21, 2028
49.	[ ]	September 22, 2028
50.	[ ]	September 25, 2028
51.	[ ]	September 26, 2028
52.	[ ]	September 27, 2028
53.	[ ]	September 28, 2028

1

Annex A

54.	[ ]	September 29, 2028
55.	[ ]	October 2, 2028
56.	[ ]	October 3, 2028
57.	[ ]	October 4, 2028
58.	[ ]	October 5, 2028
59.	[ ]	October 6, 2028
60.	[ ]	October 9, 2028
61.	[ ]	October 10, 2028
62.	[ ]	October 11, 2028
63.	[ ]	October 12, 2028
64.	[ ]	October 13, 2028
65.	[ ]	October 16, 2028
66.	[ ]	October 17, 2028
67.	[ ]	October 18, 2028
68.	[ ]	October 19, 2028
69.	[ ]	October 20, 2028
70.	[ ]	October 23, 2028
71.	[ ]	October 24, 2028
72.	[ ]	October 25, 2028
73.	[ ]	October 26, 2028
74.	[ ]	October 27, 2028
75.	[ ]	October 30, 2028
76.	[ ]	October 31, 2028
77.	[ ]	November 1, 2028
78.	[ ]	November 2, 2028
79.	[ ]	November 3, 2028
80.	[ ]	November 6, 2028
81.	[ ]	November 7, 2028
82.	[ ]	November 8, 2028
83.	[ ]	November 9, 2028
84.	[ ]	November 10, 2028
85.	[ ]	November 13, 2028
86.	[ ]	November 14, 2028
87.	[ ]	November 15, 2028
88.	[ ]	November 16, 2028
89.	[ ]	November 17, 2028
90.	[ ]	November 20, 2028
91.	[ ]	November 21, 2028
92.	[ ]	November 22, 2028
93.	[ ]	November 27, 2028
94.	[ ]	November 28, 2028
95.	[ ]	November 29, 2028
96.	[ ]	November 30, 2028
97.	[ ]	December 1, 2028
98.	[ ]	December 4, 2028
99.	[ ]	December 5, 2028
100.	[ ]	December 6, 2028

2

Annex A

Strike Price:	USD [ ]

Premium:	USD [ ]

Maximum Stock Loan Rate:	200 basis points

Initial Stock Loan Rate:	25 basis points

Capped Number of Shares:	[ ]

3